EXHIBIT 99.2

Collegiate Pacific Sees 400% — 500% Rise in 4th Quarter Operating Income

DALLAS—(BUSINESS WIRE)—Aug. 13, 2004—Collegiate Pacific (AMEX:BOO) stated today that it expects to report year end and fourth quarter earnings Aug. 31 and that preaudit indications indicate that revenues and operating earnings reached record levels.

Michael Blumenfeld, Collegiate’s CEO, stated, “Our preliminary review of the 4th quarter ended June 30 indicates that revenues grew well over 100% creating a substantial increase in operating and net income. These numbers remain subject to review as we complete our year end auditing process. The contributions of our recent acquisitions and solid organic growth are contributing to a very special situation within the Company. We expect our first quarter of FY2005 ending Sept. 30 to surpass the results of the year ago quarter by a very wide margin.

“As we have mentioned in previous reports, our customer base of institutional type accounts has a long history of being insulated from traditional economic cycles. In the 32 years that we have been monitoring our specific industry, we have never experienced a comparative down year.

“Higher interest rates and fuel costs will present challenges for all companies. However it will also create opportunities for those companies who are financially and operationally strong. Collegiate Pacific, with no bank debt and record earnings, has positioned itself to become the preferred partner for many of our industry competitors and/or suppliers. We are constantly reviewing business relationships and combinations that we believe would be accretive to our shareholder values. As interest rates rise we expect that the level of acquisition opportunities will increase and that acquisition prices will decline.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 4500 products to 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others. The Company has historically been aggressive in making acquisitions and in some cases it may be required to expense intangible assets at the time the acquisitions are completed. Such expenses, although non cash in nature, would have a negative impact on earnings. We disclaim any obligation to update these forward-looking statements.

     CONTACT: Collegiate Pacific, Dallas Mike Blumenfeld, 972-243-8100

     SOURCE: Collegiate Pacific